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                                  EXHIBIT 99.2

CTI CEO ADDRESSES RECENT BLOOMBERG ARTICLE

PORTLAND, Ore., Dec. 27 /PRNewswire/ -- The Chairman and CEO of Computerized Thermal Imaging, Inc. (CTI) (Amex: CIO - NEWS) released today the following open letter to shareholders:


Dear Fellow Shareholders:
Last Friday, Bloomberg News reporter David Evans published an article about CTI which, in my opinion, improperly assails the integrity of the clinical trial data submitted by the Company to the Food and Drug Administration (FDA), and unjustifiably implies that the Company's former president tampered with such data in its submissions to the FDA. Nothing, however, could be further from the truth.

I can confirm to you that CTI never, at any time, omitted any information from its submissions to the FDA regarding the clinical trial data concerning the 275 cases as Mr. Evans falsely implies in the article. What is particularly troubling about this article is that Mr. Evans was informed of the following facts before he published the article, yet decided to publish it anyway: (1) that all clinical trial data and information related to the 275 cases was, in fact, submitted as part of Module 5 of the Company's Pre-Market Approval Application (PMA) with the FDA; and (2) that no clinical trial data related to the 275 cases was withheld or otherwise excluded from Module 5 of the Company's PMA with the FDA.

In response to the article, the Company demanded an immediate retraction from Bloomberg of the tampering charges in the article. Bloomberg did make some corrections, and republished the article without the direct statement in the title and text linking the purported "tampering" with the actual PMA submitted to the FDA.

These changes were insufficient, in my view, because they failed to correct the false and misleading impression that Mr. Evans had created with his initial publication of the article. Indeed, the gist and sting of the so- called "corrected" article still, in my opinion, carried the same false and misleading "tampering" connotation. We renewed our prior request for a full retraction of the article to dispel any notion that the Company or its former president tampered with any clinical trial data. The renewed request is currently being reviewed by Bloomberg. I can personally assure you that the Company is acting with all deliberate speed to preserve and protect its business interests, including, but not limited to, the financing announced on Friday, Dec. 21, 2001. In the meantime, I ask all of our shareholders to stay the course as we shall remain undeterred in the Company's quest at seeking FDA approval of its Breast Cancer Detection System.

    Richard V. Secord
    Chairman, and CEO

Except for historical information contained herein, the matters discussed in this announcement, including but not limited to references to sales performance objectives and intellectual property developments, are forward- looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition to the factors set forth above, other

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important factors that could cause actual results to differ materially include, but are not limited to, technical risks associated with new technology development, government regulatory approvals and access to working capital. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC. The Company undertakes no obligation to update any of the forward-looking statements contained in its press releases.